Exhibit 99.2

NEWS RELEASE

Contact: April Harper Director, Marketing & Communications Phone (610) 251-1000 aharper@triumphgroup.com	Thomas A. Quigley, III VP, Investor Relations, Mergers & Acquisition and Treasurer Phone (610) 251-1000 tquigley@triumphgroup.com

TRIUMPH ANNOUNCES COMPLETION OF DEBT REFINANCING

Transaction Strengthens Balance Sheet by Extending Near Term Maturities

BERWYN, Pa., March 14, 2023 – Triumph Group, Inc. (NYSE: TGI) (“TRIUMPH” or the “Company”) today announced that it has completed its previously announced offering of $1.2 billion aggregate principal amount of 9.000% Senior Secured First Lien Notes due March 15, 2028 (the “Notes”).

TRIUMPH used $1,181.6 million of the net proceeds of the offering to (i) redeem in full all of the Company’s existing 8.875% Senior Secured First Lien Notes due 2024, (ii) acquire in a tender offer a portion of the Company’s existing 6.250% Senior Secured Notes due 2024 (the “Existing Second Lien Notes”), (iii) redeem the balance of the Existing Second Lien Notes that were not tendered in the tender offer, (iv) pay off existing borrowings, without a reduction in commitment, under its receivables securitization facility and (v) increase the Company’s available cash for general corporate purposes.

“The successful completion of our debt refinancing advances our comprehensive deleveraging plan. As we continue to enhance our capital structure, we remain focused on delivering on the inherent strength of TRIUMPH for the benefit of our stakeholders,” said Dan Crowley, TRIUMPH’s chairman, president, and chief executive officer.

The Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act, or state securities laws and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Additional information can be found in an 8-K filed with the Securities and Exchange Commission.

About Triumph

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs, and overhauls a broad portfolio of aerospace and defense systems, subsystems, and components and structures. The Company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators through the aircraft life cycle.

Forward Looking Statements

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Notes

Offering and the intended use of proceeds, including any redemptions and tender offers. All forward-looking statements involve risks and uncertainties which could affect the Company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2022 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2022, September 30, 2022 and December 31, 2022.

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